EXHIBIT 10.1

                               December 14, 1999


Ms. R. M. Frederick
Chairman and CEO
Churchill Resources, Inc.
4771 Sweetwater Blvd.   Suite 125
Sugar Land, TX 77479

Dear Ms. Frederick:

This letter agreement (the "Agreement") confirms the understanding and agreement between Crary, Onthank & O'Neil, LLC ("COO") and Churchill Resources, Inc. ("Churchill" or "the Company") whereby the Company engages COO as a non-exclusive financial advisor in connection with the raising of capital through a private placement of equity or other securities (the "Offering"), which private placement will be in an amount and on terms satisfactory to the Company in its sole judgment (Offering or other financing hereinafter collectively a "Transaction"). We hereby confirm COO's interest in offering in a private placement, as a non-exclusive placement agent, on a "best-efforts" basis, a minimum of $6 Million of Churchill's securities, the proceeds of which will be used to purchase Fraser Downs (and its subsidiaries and affiliates) and to provide the company with working capital, upon the terms and conditions set forth herein.

     1. In connection with the Offering COO will: (a) advise Churchill with respect to the form and structure of the Offering; (b) revise and expand, if necessary, with the assistance of the Company, its existing acquisition plan, business plan and write a private placement or information memorandum as necessary; (c) identify and make initial contacts with institutional investors;
(d) act as placement agent and assist in negotiations with investors and (e) provide any other financial advisory and investment banking services in connection with the Offering as may be mutually agreed. COO will exercise all reasonable efforts to complete the Offering successfully on terms satisfactory to Churchill.

     2. COO will be a financial advisor and placement agent to the Company for an initial period of ninety days commencing on the date of the Agreement, provided however, that either party may cancel the Agreement at any time upon thirty (30) days written notice to the other party. Otherwise, this engagement and the terms hereunder will be renewed automatically, on a month-to-month basis, until a Transaction is successfully completed or until the engagement is terminated. Within thirty (30) business days after the effective date of any termination (the "Termination Date"), COO shall deliver to the Company a list of all parties (the "Covered Parties") which COO has contacted or discussed a Transaction prior to receipt of the notice of termination and shall, upon request, return to the Company any confidential information provided to COO by Churchill. The provisions concerning confidentiality, indemnification, compensation and the Company's obligations to pay fees and reimburse expenses contained herein and the Company's obligations contained in the Indemnification Provisions (as hereinafter defined) will survive any termination. COO agrees not to use any confidential information about the Company provided to it by Churchill for any purposes other than in connection with a transaction and related matters.

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     3. As compensation for the services provided hereunder,  the Company agrees to pay the following fees and commissions:

     (a) In consideration for COO's financial advisory services, the Company will pay COO a non-refundable advisory fee of 25,000 freely-tradable shares of the Company's common stock for the first four months of the engagement, commencing upon the execution of the Agreement.

     (b) Upon the closing of a Transaction (or upon a sale of the Company's securities to a Covered Party within twelve months after the Termination Date): (i) 9% of the gross proceeds raised in a Transaction (or sale to a Covered Party) in the form of equity or equity-linked securities; (ii) 3% of the gross proceeds raised in a Transaction (or sale to a Covered Party) in the form of subordinated debt, and (iii) 1% of the gross amount raised in a Transaction (or sale to a Covered Party) in the form of senior debt (including lines of credit or commitments to fund which are undrawn at any closing of a Transaction).

     (c) COO shall also receive warrants to purchase an amount of shares of Churchill's common stock equal to five percent (5%) of the Company's equity securities (or equity security equivalents) privately placed by COO in the Offering (or otherwise sold to a Covered Party within twelve months of the Termination Date). The warrants will be exercisable for five (5) years and will have an exercise price of 100% of the offering price per share of the Company's securities as determined by the Offering. The warrants will also contain other customary terms and conditions including piggy-back registration rights, cashless exercise and anti-dilution rights triggered by subsequent stock splits, stock dividends, recapitalizations or other similar occurrences, which terms and conditions will be embodied in documentation acceptable to the parties to the Agreement.

     4. During the period that COO is engaged by the Company, the Company may directly or indirectly initiate any discussions or other contacts, or solicit any inquiries or indications of interest concerning this Offering and shall promptly furnish COO with the names of all parties with whom the Company, its directors, officers and its controlling shareholders have conducted any discussions, received inquiries from or had any other related contacts concerning any investment in securities (other than common stock) of the Company. The Company shall also promptly inform COO of the identity of any third party that subsequently makes any such inquiry or whose interest in a possible investment in this Offering subsequently becomes known to the Company.

     5. In addition to any fees that may be payable to COO, Churchill will reimburse COO promptly upon request for the reasonable out-of-pocket expenses incurred in connection with this engagement, including without limitation the reasonable professional and legal fees and expenses incurred by COO. These out-of-pocket fees and expenses reimbursable by the Company shall not exceed a total of $20,000 unless approved by the Company in writing in advance.


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     6.  During the period that COO is engaged by the  Company,  the Company may
engage  another   investment  banker  or  agent  to  solicit  any  inquiries  or indications of interest concerning this Offering. In that event, the Company shall promptly furnish COO with the names of any additional investment bankers that may be engaged and COO will subsequently meet with any additional investment banker or agent to coordinate placement activities such that there is an equitable division and assignment of candidates and no duplication of contact activity.

     7. In consideration of COO's services on behalf of the Company in connection with the Offering, the Company agrees to indemnify and hold harmless COO and each of its affiliates, stockholders, directors, officers, employees, agents and controlling persons (within the meaning of Section 15 of the Securities Act of 1934) to the extent and as provided for in the indemnification and contribution provisions (the "Indemnification Provisions") attached hereto as Addendum A and incorporated herein in their entirety.

     8. If COO completes the Offering or any other Transaction pursuant to the Agreement, COO may, at its expense, place an announcement, subject to
Churchill's consent, in any newspapers and periodicals it may select stating that COO has acted as financial advisor, investment banker or placement agent for the Company in the transaction.

     9. Churchill represents that there are no brokers, representatives or other persons that have an interest in compensation due from any of the transactions contemplated hereunder other than a finder's fee for William W. Bolles.

     10. The Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Agreement represents the entire understanding between the parties and all prior discussions and negotiations are merged in it. The Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

If the foregoing is in accordance with your understanding of the terms of our agreement, please sign and return the enclosed duplicate hereof.


Sincerely yours, Accepted and agreed to as of the date first above written.

CRARY, ONTHANK & O'NEIL, LLC                         CHURCHILL RESOURCES, INC.


/s/ Shane O'Neil                                      /s/ R. M. Frederick
----------------                                      -------------------
Shane O'Neil                                          R. M. Frederick
Principal                                             Chairman & CEO

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                                   ADDENDUM A

                           INDEMNIFICATION PROVISIONS

         In connection with the engagement of Crary, Onthank & O'Neil LLC ("COO") by Churchill Resources, Inc. ("Churchill" or the "Company") pursuant to a letter of agreement dated December 14, 1999, between the Company and COO, as it may be amended from time to time (the "Agreement"), the Company hereby agrees as follows:

         1. To the extent permitted by law, the Company will indemnify COO and its affiliates, stockholders, directors, officers, employees, agents and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Act of 1934) against all losses, claims, damages or liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities under the Agreement, except to the extent that any losses, claims, damages or liabilities (or actions in respect thereof) are found in a final judgment by a court of law to have directly resulted from COO's willful misconduct or gross negligence in performing the services described therein.

         2. Promptly after receipt by COO of notice of any claim or the commencement of any action or proceeding with respect to which COO is entitled to be indemnified under the Agreement, COO will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding, will employ counsel satisfactory to COO and will pay the fees and expenses of such counsel. It is the intent of the parties, if this is permitted by the applicable Canons of Ethics governing attorneys and provided that no conflict of interest exists, hereto that counsel for such action, if any, would be shared by the parties. Notwithstanding the preceding sentence, COO will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if COO and the Company or court of competent jurisdiction reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable or permitted, provided however that COO shall seek the Company's consent which shall not unreasonably be withheld or delayed, to the appointment of COO's counsel and the rates to be charged. In such event, the Company will pay the reasonable fees and disbursements of such separate counsel.

         3. The Company agrees to notify COO promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by the Agreement.


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         4. If for any reason the foregoing  indemnity is  unavailable to COO or insufficient to hold COO harmless, then the Company shall contribute to the amount paid or payable by COO as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and COO on the other, but also the relative fault of the Company on the one hand and COO on the other that resulted in such losses, claims,
         damages   or   liabilities,   as   well  as  any   relevant   equitable
         considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigations, proceeding or other action or claim.

         5. It is understood and agreed that, in connection with COO's engagement by the Company, COO may also be engaged to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. These Indemnification Provisions shall apply to the engagement under the Agreement and to any such additional engagement and any modification of such additional engagement; provided, however, that in the event that the Company engages COO to act as a dealer manager in an exchange or tender offer or as an underwriter in connection with the issuance of securities by the Company or to furnish an opinion letter, such further engagement may be subject to separate indemnification and contribution provision as may be mutually agreed upon.

         6. These Indemnification Provisions shall remain in full force and effect whether or not the transaction contemplated by the Agreement is completed and shall survive the termination of the Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under the Agreement or otherwise.

CRARY, ONTHANK & O'NEIL, LLC                         CHURCHILL RESOURCES, INC.


/s/ Shane O'Neil                                      /s/ R. M. Frederick
----------------                                      -------------------
Shane O'Neil                                          R. M. Frederick
Principal                                             Chairman & CEO



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